                                                                    Exhibit 12.1



                         Statement Regarding Computation
                     of Ratios of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                                  Thirteen weeks ended
                                                            ------------------------------------
                                                            May 2, 1998              May 3, 1997
                                                            -----------              -----------

    Interest...........................................       $12,512                  $ 8,908
    Interest factor in rental expense..................         4,729                    3,592
    Capitalized interest...............................           187                      301
                                                              -------                  -------

(a) Fixed charges, as defined .........................       $17,428                  $12,801

    Earnings before income taxes.......................       $15,715                  $36,450
    Fixed charges......................................        17,428                   12,801
    Capitalized interest...............................          (187)                    (301)
                                                              --------                 --------

(b) Earnings, as defined...............................       $32,956                  $48,950

(c) Ratio of earnings to fixed charges
    (b/a)..............................................           1.9x                     3.8x
